UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 1-K

ANNUAL REPORT for the fiscal year ended December 31, 2020

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

FEEL THE WORLD, INC.

D.B.A. XERO Shoes

(Exact name of issuer as specified in its charter)

Commission File Number:  24R-00082

Delaware	27-4419848
State of other jurisdiction of Incorporation or organization	(I.R.S. Employer Identification No.)

100 Technology Drive, Suite 315, Broomfield, Colorado 80021

(Full mailing address of principal executive offices)

(303) 447 – 3100

(Issuer's telephone number, including area code)

Title of each class of securities pursuant to Regulation A:

255,183 Units consisting of:

79,351 Shares of Class A Voting Common Stock

and

175,832 Shares of Class B Non-Voting Common Stock

In this filing, references to the terms "we", "our", "us", "Feel The World, Inc.", "FTWI", "Xero Shoes®", "Xero", or "the Company" means Feel The World, Inc.

THIS ANNUAL REPORT, PARTICULARLY THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY CONTAIN FORWARD–LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY.  THESE FORWARD–LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THIS MD&A, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD–LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD–LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD–LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

2

Item 1. NARRATIVE DESCRIPTION OF BUSINESS

Feel The World, Inc., d.b.a. Xero Shoes®, is a woman-owned lifestyle footwear brand focusing on natural movement, quality craftsmanship, and affordability. Xero Shoes® product lines currently include minimalist casual and athletic shoes and boots, performance recreation sandals, and do-it-yourself (DIY) sandal kits. Its products are sold directly to customers through its own website, via third party sites such as Amazon, in certain retail stores, and to international wholesale and distribution partners.

The Company's brand tenants are:

• NATURAL FIT. Wide toe boxes let your toes spread and relax with a Xero drop, non-elevated heel for proper posture.

• NATURAL MOTION. Flexible soles let your feet bend and flex naturally and feature a low-to-the- ground design for balance and agility.

• NATURAL FEEL. Our patented FeelTrue® sole lets you safely Feel The World, protecting your feet while giving your brain the feedback it wants.

The Company has experienced rapid growth, with revenue increasing from $1,427,521 in 2015 to $23,022,628 in 2020.

The Company develops and has manufactured its own footwear designs.

As of the end of 2020, the Company employed the full time equivalent of 46.5 people.

The Company uses a manufacturing agent who sources our production through multiple suppliers. This strategy provides the Company the flexibility to move manufacturing as the need arises.

3

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(a) Operating Results

We sell our footwear direct-to-consumers through our own website, as well as through Amazon, retail stores, and international distributors.  Total sales less returns increased 90% in the year ended December 31, 2020 when compared to 2019, growing from $12,129,334 in 2019 to in $23,022,698 in 2020.  We benefitted from both the increased consumer interest in health and outdoors as well as the migration to digital shopping throughout COVID-19 lockdowns.

Our direct-to-consumer channel continues to represent the largest percentage of sales, delivering 76% of total sales in 2020 versus 75% in the prior year. Sales through Amazon held constant at 12% of total sales, delivering a 90% increase in Amazon sales compared to prior year. Sales through our wholesale/distributor sales, although growing at 62% when compared to prior year, were a slightly lower share of total sales. Our comparative channel mix is as follows:

	2020	2019
% Amazon	12%	12%
% Direct-to-Consumer	76%	75%
% Wholesale/Distributor	12%	13%

The percentages above are shown net of returns.

This increase in sales was driven by the continued expansion of types of footwear offered, our targeted consumer marketing campaigns and the overall increase in consumer’s combined behaviors of focusing on getting outdoors with moving to a digital shopping experience.

Our focus in 2020 was on a few main goals:

•	Capitalizing on the increased consumer focus on our brand;
•	Building the framework for a European distribution center to capitalize on high regional demand; and
•	Maintaining our levels of customer service while keeping our employees safe.

Our rate of returns and exchanges continues to be at or below the industry standard due to the lower rate of returns on sandals in general.  We continue to experience a lower rate of returns on the Direct-to-Consumer channel as compared to sales through Amazon. Amazon returns decreased significantly from 35% to 29%. Direct-to-consumer returns held constant at between 13% and 14%. Beginning in 2019, we resized our closed-toe shoes to improve consistency of sizing across models, which caused an anticipated short-term increase in returns from existing customers. However, as our customers have adjusted to the consistent sizing, return rates have improved.

Gross profit for the year ended December 31, 2020 increased by $6.57 million when compared to prior year. Additionally, gross margin percentages increased from 45% to 52%.  This increase was the result of several factors including the decrease in wholesale/distributor sales due to COVID-19, and the overall impact of our late 2019 sale – where we cut prices significantly to drive cash flow. We still had our sale in 4th Quarter, 2020, but discounting was more limited than was offered in 2019.

4

Total Operating Expenses increased 47% for year ended December 31, 2020 compared to 2019 mainly due to additional payroll costs and marketing costs.  The company started 2019 with 37 employees and grew to 49 employees by end of 2020.

The Operations line item includes our customer service costs and the dedicated warehousing expenses needed to maintain inventory to accommodate customer needs. Management allocates a portion of operations expense to Cost of Goods Sold that relates to the handling of incoming inventory. Operations increased 68% from $878k in 2019 to $1,474k in 2020 mainly due to increased personnel and an increase in rent costs.

Sales and marketing expense increased by $2 million in the year ended December 31, 2020 compared to the prior year.  We saw an increased return on marketing spend as we focused our efforts on digital due to COVID-19 in 2020. Additionally, as we were fully stocked on our best-sellers, we were able to expand our marketing efforts. We pulled back on wholesale and distributor marketing due to the decreased brick and mortar shopping and cancellation of trade shows in 2020.

The Company continues to monitor the brick and mortar recovery from the 2020 shut-downs. We are focused on expanding internationally as well as through other digital channels. The Company also continues to measure the customer acquisition costs to determine the most efficient and productive distribution channels.

Research and development expenses for the year ended December 31, 2020 decreased 4% due to limitations on travel.

Interest expense for the year ended December 31, 2020 was $163k more than 2019 as debt levels were higher in most of 2020 than 2019. This was mainly the result of an additional draw down on a higher interest line of credit when another lender tightened the Company’s borrowing capacity due to COVID-19.

For the year ended December 31, 2020, the Company had Income from Operations of $3.59M compared to a Loss from Operations of $264k in the year ended December 31, 2019. This dramatic turn-around was caused by several situations occurring in 2019 and 2020.

During 2019, the Company had diverted a significant amount of its best-selling sandal inventory to a national retailer, resulting in a lower overall margin as direct-to-consumer sales were replaced with wholesale sales. This was reversed in 2020 as the Company responded to COVID-19 by diverting inventory cancelled by wholesalers to higher margin direct to consumer sales. Additionally, situations beyond the Company’s control caused significant out of stock situations in 2019 resulting in lower margins for that year.

In 2020, management continued to expand the sales season, price points and distribution channels to maximize profitability.

5

The Company plans to continue growth through the following strategies:

-	Continued expansion of styles offered:

Having successfully expanded into year round styles, the Company will continue to introduce new styles of footwear targeting additional customer footwear needs.

-	Expansion of price points:

Our expansion of sales season will also allow an increase in price points as technical and performance footwear can have higher price points. The Average Order Value (AOV) in 2020 was $96 compared to $86 in 2019 as a result.

-	International Expansion:

The Company has expanded into Europe with a distribution and sales center to support our wholesalers in that part of the world.

-	Additional sales channels:

In 2020, COVID-19 caused the cancellation of some retail orders. The Company will continue to add additional sales channels as they become viable.

(b) Liquidity and Capital Resources

Throughout its history, the Company has used a combination of long-term notes payable, short term lines of credit, revolving credit cards, trade payables and small equity raise to retain adequate working capital to provide stability to our workforce as well as to fund our up to five-month inventory supply chain. In December, 2020, it closed on a transaction with a private equity firm, TZP Group (et. al) and exchanged minority shares of stock in the Company for an investment of $8,749,996.

Please see the debt and equity footnotes to the financial statements for additional disclosures.

There are no long-term commitments, other than the debt listed in the accompanying financial statements, that would limit the Company's ability to use its current capital.  The Company has an established history of fulfilling all of its loan obligations on time.

(c) Trend Information

As the world is still navigating a post-COVID-19 existence, the Company is re-evaluating all forecasts.
As the e-commerce sector continues to show strong growth, the Company plans to continue to invest heavily in direct-to-consumer marketing.

It is expected that inventory will increase to support the Company’s expansion of both the distribution network and the variety of shoes offered. The Company is aware of continued port congestion causing delivery delays due to COVID-19, but does not anticipate any resulting material impact on its inventory stock levels as of the time of this filing. Because of the perennial nature of the industry, the Company does not anticipate the inventory will go out of style.

As the Company is pursuing various expansion strategies across multiple channels and regions, it is not providing guidance on projected revenue or EBITDA.

6

Item 3. DIRECTORS & OFFICERS

Name	Position	Age	Director Since	Term
Steven Sashen*	Chief Executive Officer	58	December 2010	1 year
Lena Phoenix *	Chief Financial Officer	52	December 2010	1 year
Erin Edwards****	Board Member	37	December 2020	1 year
Marc Schneider	Board Member	61	December 2020	1 year
Dennis Driscoll**	Chief Product Officer	71
Michele Demark**	Board Member	54
Suze Bragg	VP, Investor Relations***	52

Each elected board member will serve a one-year term and must be re-elected yearly by the Common Stock Class A voting shareholders.

*	Family Relationships: Steven Sashen and Lena Phoenix are a married couple.

**	Dennis Driscoll and Michele Demark resigned their positions a Board Members concurrent with the investment by TZP Group, et. al. to allow for minority board members to join. Dennis Driscoll continues to be employed by the Company. Michele Demark continues to advise the Company.

***	Suze Bragg left the Company in February, 2019 to pursue other initiatives.
****	Erin Edwards and Marc Schneider are employed by TZP Group, et. al.

Seven Sashen, Co-founder/CEO/Board Member. Steven is the Company's strategic and marketing visionary. His diverse background includes creating Scriptware, word processing software for film and TV writers, and working professionally as a stand-up comedian and Emmy award-winning television personality. He has created numerous instructional, educational, and comedic videos for the Company that have received over two million views and helped establish the brand's authenticity and personality. He is a Masters All-American sprinter. Steven holds a BS from Duke University and an MFA from Columbia University.

Lena Phoenix, Co-founder/ CFO/Board Member. Lena oversees the Company's financial strategy. A fourth-generation entrepreneur, she previously founded and sold a mortgage company, Preferred Capital, LLC. Since that sale, she has served as President of a management, internet marketing and publishing company, and managed operations for a housing cooperative. She is also an award-winning author. Lena attended Reed College and holds a BA from Naropa University.

Erin Edwards, TZP Group Partner/Board Member. Prior to being a Group Partner at TZP, Erin spent 10 years at North Castle Partners, a private equity firm focused on consumer investments that benefit from healthy living and aging trends. Prior to joining North Castle, Erin was an investment professional at AEA Investors, where she focused on the execution and monitoring of investments across various B2B and B2C segments, and Insight Venture Partners, where she sourced, executed and monitored various investments across the software and technology verticals. She also worked as Director of Corporate Development at Acronis Software. Erin graduated summa cum laude from the University of Pennsylvania with a B.A. in Economics.

7

Marc Schneider, TZP Group Senior Advisor/Board Member. Marc Schneider is a veteran in retail and wholesale space with over 35 years of experience in building brands and global businesses. Mr. Schneider was most recently CEO of Kenneth Cole Productions. Prior to joining Kenneth Cole Productions, Inc., he was Group President of the Heritage Brands at PVH Corp. He is currently is a Board Member at RG. Barry and the Saatva Company. He is a graduate of the University of Massachusetts Amherst with a B.B.A. in Business Administration & Management.

Dennis Driscoll, Chief Product Officer. Dennis was previously the Global Design Director for Crocs, a billion dollar per year public footwear corporation, where he managed all of the new product designers. Dennis was one of four founders of Avia Athletic Footwear, which grew to $500 million in revenue and was acquired by Reebok. He has held senior positions at Converse, Wilson Sporting Goods, Doc Martens Footwear, and Osaga Athletic Footwear.

Michele Demark, Board member, has consulted with the Company since 2016.  A Certified Public Accountant in Colorado, she serves as an advisor to multiple small to medium-sized businesses. She has held senior-level roles at Western Union and First Data.  She began her career as an auditor at Ernst & Young.  She holds a BS from Franklin & Marshall College.

COMPENSATION

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($) stock options, etc.	Total compensation ($)
Steven Sashen	CEO	112,180	4,110	114,580
Lena Phoenix	CFO	112,180	4,110	114,580
Dennis Driscoll	Chief Product Officer	109,501		109,501

We do not compensate our directors for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of the performance of their duties.

8

Item 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Title of class*	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class A Voting Common Stock	Lena Phoenix, 100 Technology Drive, Suite 315, Broomfield, CO 80021	4,895,629 shares held directly.		81%

Class A Voting Common Stock	Steven Sashen, 100 Technology Drive, Suite 315, Broomfield, CO 80021		4,895,629 shares. Spouse of majority shareholder Lena Phoenix and shares the same residence	81%

*The number of outstanding shares of Class A Voting Stock held by 18 independent shareholders is 79,351. The number of shares held in reserve for future Employee Stock Option Plan is 818,181; with 315,000 of these share options having been issued.

The Company has issued 3,681,234 of Preferred Shares convertible to Class A Voting Common Stock carrying a 10% dividend rate convertible under certain conditions.

9

Item 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None

Item 6. OTHER INFORMATION

None

Item 7. CONSOLIDATED FINANCIAL STATEMENTS

See Page 11

10

Feel The World, Inc.

A Delaware Corporation

Consolidated Financial Statements and Independent Auditor's Report

December 31, 2020 and 2019

11

FEEL THE WORLD, INC.

12

To the Board of Directors of

Feel The World, Inc.

Broomfield, CO

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of Feel The World, Inc. and subsidiary (the “Company”) which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive income, changes in stockholder’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the results of its consolidated operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

13

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

April 29, 2021

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

14

FEEL THE WORLD, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2020 and 2019

	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$9,348,173	$2,244,469
Accounts receivable	102,504	54,751
Inventory assets	3,715,958	4,544,569
Inventory in transit	1,946,025	112,757
Income tax receivable	165,396	3,452
Prepaid expenses	59,718	89,951
Total Current Assets	15,337,774	7,049,949
Non-Current Assets:
Deferred tax asset	—	141,388
Less: valuation allowance	—	(141,388)
Net deferred tax asset	—	—
Property and equipment, net	452,408	472,449
Intangible assets	156,256	98,511
Deposits	13,405	13,405
Total Non-Current Assets	622,069	584,365

TOTAL ASSETS	$15,959,843	$7,634,314

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

15

FEEL THE WORLD, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2020 and 2019

	2020	2019
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current Liabilities:
Accounts payable	$2,382,751	$1,082,147
Accrued expenses	680,576	1,715,343
Customer deposits	266,761	272,616
Lines of credit, net of unamortized discount	—	1,936,988
Deferred revenue	37,963	—
Deferred lease payable, current portion	26,237	14,098
Term loan (SBA), current portion	—	187,700
Total Current Liabilities	3,394,288	5,208,892
Long-Term Liabilities:
Lines of credit, net of unamortized discount	1,789,909	—
Deferred lease payable, net of current portion	41,417	83,091
Deferred taxes liability, net	90,755	—
Term loan (SBA), net of current portion and unamortized discount	—	1,854,772
Total Long-Term Liabilities	1,922,081	1,937,863
Total Liabilities	$5,316,369	$7,146,755

Series A Preferred stock, $.0001 par, 3,681,234 shares authorized, 3,681,234 and 0 shares issued and outstanding, liquidation preferences of $12,599,315 and $0, as of December 31, 2020 and 2019, respectively.	368	—

Stockholders’ Equity:
Class A common stock, $0.0001 par, 19,824,168 shares authorized, 4,974,980 and 6,079,351 shares issued and outstanding as of December 31, 2020 and 2019, respectively.	497	608
Class B common stock, $0.0001 par, 175,832 shares authorized, 175,832 and 175,832 shares issued and outstanding as of December 31, 2020 and 2019, respectively.	18	18
Additional paid-in capital	7,998,251	983,713
Treasury Stock	(4,000)	(4,000)
Retained earnings (accumulated deficit)	2,623,396	(492,780)
Accumulated other comprehensive income	24,944	—
Total Stockholders’ Equity	$10,643,474	$487,559

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,959,843	$7,634,314

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

16

FEEL THE WORLD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

For the years ended December 31, 2020 and 2019

	2020	2019

Net revenues	$23,022,628	$12,129,334
Cost of goods sold	10,981,193	6,658,852
Gross profit	12,041,436	5,470,482

Operating expenses:
General & administrative	1,321,727	1,231,682
Sales & marketing	5,286,253	3,244,892
Research & development	366,033	380,360
Operations	1,474,432	877,869
Total operating expenses	8,448,445	5,734,803

Income/(loss) from operations	3,592,990	(264,321)

Other income / (expense):
Gain on debt forgiveness	484,708	—
Interest income	2,446	702
Interest expense	(412,155)	(249,984)
Total other income / (expense)	74,999	(249,282)

Income before income tax	3,667,989	(513,603)

Income tax expense	(551,813)	(19,093)

Net income (loss)	$3,116,176	($532,696)

Other comprehensive income:
Foreign currency translation gain	24,944	—
Total comprehensive income/(loss)	$3,141,120	$(532,696)

Weighted-average vested common shares outstanding
-Basic	6,167,438	6,255,433
-Diluted	6,482,438	6,255,433
Net income/(loss) per common share
-Basic and Diluted	$0.51	$(0.09)
-Diluted	$0.48	$(0.09)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

17

FEEL THE WORLD, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2020 and 2019

	Series A Preferred Stock		Class A Common Stock		Class B Common Stock		Treasury Stock
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
Balance at December 31, 2018	—	$—	6,079,351	$608	175,832	$18	1,000	($4,000)	$983,713	$—	$39,916	$1,020,255

Net loss	—	—	—	—	—	—	—	—	—	—	(532,696)	(532,696)

Balance at December 31, 2019	—	—	6,079,351	608	175,832	18	1,000	(4,000)	983,713	—	(492,780)	487,559

Net income	—	—	—	—	—	—	—	—	—	—	3,116,176	3,116,176

Other comprehensive income	—	—	—	—	—	—	—	—	—	24,944	—	24,944

Exchange of Class A Common Stock for Preferred Stock	1,104,371	111	(1,104,371)	(111)	—	—	—	—	—	—	—	—

Issuance of Preferred Stock	2,576,863	257	—	—	—	—	—	—	8,749,739	—	—	8,749,996

Stock offering costs	—	—	—	—	—	—	—	—	(1,735,201)	—	—	(1,735,201)

Balance at December 31, 2020	3,681,234	$368	4,974,980	$497	175,832	$18	1,000	($4,000)	$7,998,251	$24,944	$2,623,396	$10,643,474

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

18

FEEL THE WORLD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2020 and 2019

	2020	2019

Cash Flows From Operating Activities
Net Income/(loss)	$3,116,176	$(532,696)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) in operating activities:
Gain on debt forgiveness	(484,708)	—
Inventory write-off	17,483	—
Depreciation and amortization	219,450	142,229
Deferred taxes	90,755	22,634
Loan Fees	18,000	5,000
Amortization of loan fees	75,181	7,817
Gain on sale of assets	—	(2,041)
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	(47,753)	(31,137)
(Increase)/Decrease in lease receivable	—	73,160
(Increase)/Decrease in inventory	811,128	(3,222,105)
(Increase)/Decrease in inventory in transit	(1,833,268)	787,859
(Increase)/Decrease in income tax receivable	(161,944)	49,144
(Increase)/Decrease in prepaid expenses	30,233	(30,043)
Increase/(Decrease) in accounts payable	1,300,604	910,267
Increase/(Decrease) in accrued expenses	(910,823)	1,609,847
Increase/(Decrease) in deferred lease payable	(29,534)	(20,024)
Increase/(Decrease) in customer deposits	(5,855)	21,573
Increase/(Decrease) in deferred revenue	37,963	—
Net cash provided by/(used in) operating activities	2,243,088	(208,516)

Cash Flows From Investing Activities
Cash paid for intangibles	(58,755)	(89,578)
Cash paid for property and equipment	(198,399)	(366,348)
Cash used in investing activities	(257,154)	(455,926)

Cash Flows From Financing Activities
Proceeds from PPP loan	390,415	—
Repayments to related parties, net	—	(8,584)
Proceeds from lines of credit	156,784	1,936,988
Proceeds on term loans	(467,169)	—
Net principal payments on term loans	(2,001,999)	(169,464)
Proceeds from issuance of preferred stock	8,749,996	—
Stock offering costs	(1,735,201)	—
Net cash provided by financing activities	5,092,826	1,758,940

Effect of foreign currency gain	24,944	—

Net Change in Cash	7,103,704	1,094,498
Cash at Beginning of Period	2,244,469	1,149,971
Cash at End of Period	$9,348,173	$2,244,469

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$470,137	$189,741
Cash paid for income taxes	$648,186	$—

Supplemental Disclosure of Non-Cash Financing Activities:
Conversion of common stock to preferred stock	$111	$—
Capitalized interest to principal	$159,944	$—

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated financial statements

19

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2020 and 2019

NOTE 1: NATURE OF OPERATIONS

Feel The World, Inc. (the “Company”), is a corporation organized on December 17, 2010 under the laws of Delaware. The Company sells footwear to retailers and direct to consumers. Feel the World EU B.V., a private limited liability company formed under the laws of the Netherlands on September 5, 2019, is a wholly owned subsidiary of the Company.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Basis of Consolidation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

The Company prepares consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP).  These consolidated financial statements include all accounts of Feel the World, Inc., along with its wholly owned subsidiary, Feel the World EU B.V. (the “Subsidiary”).  All transactions and balances between and among the aforementioned companies have been eliminated in consolidating the accounts for consolidated financial statement presentation. The accounting and reporting policies of the Company conform to GAAP.

Foreign Currency

The consolidated financial statements are presented in United States Dollars, (“USD”), which is the reporting currency and the functional currency of the Company’s U.S. operations. The functional currency of the Subsidiary is its local currency.  In accordance with ASC 830, Foreign Currency Matters, foreign denominated monetary assets and liabilities are translated to their USD equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at exchange rate prevailing at the transaction date. Revenue and expenses were translated at the prevailing rate of exchange at the date of the transaction. Related translation adjustments are reported as a separate component of stockholders’ equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations. For the year ended December 31, 2020, the foreign currency translation gain was $24,944. For the year ended December 31, 2019, the foreign currency loss was de minimus.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed insurance limited provided by the FDIC and its international equivalents. At December 31, 2020 and 2019, the Company’s cash balances exceeded such insured limits by $8,389,928 and $1,733,361 respectively.

See Independent Auditor’s Report

20

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2020 and 2019

Accounts Receivable

The Company assesses its receivables based on historical loss patterns, aging of the receivables, and assessments of specific identifiable customer accounts considered at risk or uncollectible.  The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for doubtful accounts.  The Company has no accounts receivable allowances as of December 31, 2020 and 2019, respectively.

Inventory Assets

Inventory is stated at the lower of cost or market and accounted for using the weighted average cost method. The inventory balances as of December 31, 2020 and 2019 consist of products purchased for resale and any materials the Company purchased to modify the products. The Company operates a warehouse to process sales, returns and exchanges. The Company regularly evaluates inventory for possible impairment and estimate inventory market value based on several subjective assumptions including estimated future demand and market conditions, as well as other observable factors such as current sell-through of the Company's products, recent changes in product demand, global and regional economic conditions, historical experience selling through liquidation and price discounted channels, and the amount of inventory on hand. If the estimated inventory market value is less than the carrying value, the carrying value is adjusted to market value and the resulting impairment charge is recorded in cost of goods sold in the consolidated statements of operations and comprehensive income. The Company wrote off inventory worth $17,483 and $0 for the years ended December 31, 2020 and 2019, respectively.

Inventory in Transit

Inventory in transit includes products manufactured for sale that have not yet been received at our warehouse as well as advance payments.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is recorded for property and equipment using the straight-line method over the estimated useful lives of assets. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. $169,658 and $132,377 of depreciation for footwear molds and lasts are included in cost of goods sold for the years ended December 31, 2020 and 2019, respectively. The balances at December 31, 2020 and 2019 mainly consist of footwear manufacturing assets and equipment assets with 3-10 year lives.

See Independent Auditor’s Report

21

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2020 and 2019

Capital assets and depreciation expense as of December 31, 2020 and 2019 (full year deprecation) are as follows:

	2019	2020
Footwear molds	$885,768	$709,268
Footwear lasts	4,340	4,340
Furniture and equipment	90,067	67,994
Trade show booth	2,905	2,905
Website	30,000	30,000
Leasehold improvements	136,274	136,448
	1,149,354	950,955
Accumulated depreciation	(696,946)	(478,506)
Property and equipment, net	$452,408	$472,449
Depreciation expense	$218,440	$142,229

Intangible Assets

There are numerous patents and trademarks important to the Company’s business. Most of our trademarks are registered. As long as the Company intends to continue using its trademarks, they are renewed indefinitely. The Company files for and actively defends its patents. Patents are amortized over a 20-year useful life with patent amortization expense of $1,010 and $0 for the years ended December 31, 2020 and 2019, respectively. Patent and trademark values are reviewed annually for potential impairment. The Company determined that no write-offs are currently warranted.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated balance sheets approximate their fair value.

See Independent Auditor’s Report

22

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2020 and 2019

Accounts Payable

In addition to invoices for goods and services, accounts payable includes a trade account payable with United Parcel Service Capital Corporation (UPS).  On January 10, 2018, the Company entered into an agreement with UPS for a $400,000 unsecured cargo finance line of credit with an interest rate of prime plus 2% in addition to a 1% origination fee on the drawn balance. In 2019, the line was reauthorized in the amount of $500,000 with $1,000 origination fee with a fixed advance rate of 2.75% of the principal borrowed. In 2020, the Company borrowed a cumulative $188,451 and repaid $150,466 in accordance with the repayment terms. In 2019, the Company borrowed and repaid a cumulative $1,305,229 in accordance with the repayment terms. The Company had balances owed of $37,985 and $0 on December 31, 2020 and 2019, respectively. Interest and related fees of $16,907 and $36,894 were paid for the years ended December 31, 2020 and 2019, respectively. See Subsequent Event footnote for further discussion of this item.

Customer Deposits

Some international distributors pay a portion of their order at the time the order is placed. In accordance with revenue recognition policies (see below), these amounts are recorded as a liability until all revenue conditions have been met.

Deferred Revenue

Customer orders received but not shipped are recorded as deferred revenue.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 when shipment of goods to its customers has occurred satisfying its performance obligations, acceptance has been approved by its customers, the fee is fixed or determinable, and collection of any related receivable is probable. ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Sales tax is collected on sales in 36 states and these taxes are recorded as a liability until remittance.  Liabilities are recorded for store credit issued to customers.

Merchant Account Fees

The Company includes credit card merchant account fees as cost of goods sold in the consolidated statement of operations. For the years ended December 31, 2020 and 2019, the Company had merchant account fees of $466,044 and $248,279, respectively.

See Independent Auditor’s Report

23

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2020 and 2019

Shipping and Handling Costs and Fees

Shipping and handling costs are expensed as incurred and are included in cost of goods sold in the consolidated statements of operations and comprehensive income. Shipping and handling fees billed to customers are included in revenues. Shipping and handling costs are expensed as incurred.

Advertising

Advertising costs are expensed as incurred.

Research and Development

Research and development costs are expensed as incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.  The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements.

Net Earnings/(Loss) per Share

Net earnings/(loss) per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share.  Diluted net earnings or loss per share will reflect the actual weighted average of common shares issued and outstanding during the period. The Company issued 315,000 options for Class A Voting Shares on May 15, 2016 to a key employee. These options are dilutive and have been included in the December 31, 2020. However, the options were not included in the 2019 net earnings per share calculation as there was a net loss and would not have been dilutive.

See Independent Auditor’s Report

24

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2020 and 2019

NOTE 3: STOCKHOLDERS’ EQUITY

Capital Stock

On December 2, 2020, the Company amended and restated its articles of incorporation (the “Amended Articles”). The Amended Articles authorized 19,824,168 shares of Class A Voting Common Stock ($0.0001 par), 175,832 shares of Class B Non-Voting Common Stock ($0.0001 par) and 3,861,234 shares of Preferred Stock ($0.0001 par), with all Preferred Stock designated as Series A Preferred Stock.

As of December 31, 2020 and 2019, the Company had 4,974,980 and 6,079,351 shares of Class A Voting Common Stock issued and outstanding, respectively. At December 31, 2020 and 2019, the Company had 175,832 and 175,832 shares of Class B Non-Voting Common Stock issued and outstanding, respectively. The Company had 3,681,234 and 0 shares of Series A Preferred Stock issued and outstanding at December 31, 2020 and 2019, respectively. The Company has reserved 818,181 shares of Class A Voting Common Stock ($0.0001 par) for issuance under the 2016 Employee Stock Incentive Plan, of which 503,181 remain available for issuance as of December 31, 2020.

The Class A Voting Common Stock and the Class B Non-Voting Common Stock are identical in all respects except that each holder of the Class A Voting Common Stock shall be entitled to cast one vote for each outstanding share while Class B Common Stock do not have voting rights. No holder of shares of Class A Voting Common Stock or Class B Non-Voting Common Stock shall be entitled to preemptive or subscription rights. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock of the Company are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock of the Company.

The holders of Series A Preferred Stock are entitled to various protective provisions and preferences. Holders of Series A Preferred Stock are entitled to vote on an as-converted basis with holders of Class A Common Stock and to appoint to directors.

The holders of Series A Preferred Stock are entitled to dividend preferences over holders of Common Stock and to preferred dividends at a rate of 10% per annum of the original issue price ($12,500,000 as of December 31, 2020), compounded annually. Accrued dividends are payable only when, as, and if declared by the Board of Directors. As of December 31, 2020, accrued dividends of $99,315 were outstanding but undeclared. The dividend rates are subject to dilution protections.

The holders of Series A Preferred Stock are entitled to a liquidation preference over holders of Common Stock at the original issuance price ($3.3956) per share plus any accrued and unpaid dividends, providing a total liquidation preference of $12,599,315 as of December 31, 2020.

The Series A Preferred Stock are convertible, at the holder’s election, into Class A Common Stock at a dilution protected rate that is currently 1:1. The Series A Preferred Stock are mandatorily convertible into Class A Common Stock if and upon a qualifying initial public offering, as defined in the articles of incorporation.

The Series A Preferred Stock are subject to optional redemption at the holder’s election on or after December 2, 2024 at a price of the greater of the original issuance price ($3.3956 per share) plus any accrued and unpaid dividends or the fair value at the redemption date as agreed between the Company and the holders or based upon a third-party appraisal. As a result of its redemption provisions, the Series A Preferred Stock was not classified as part of stockholders’ equity in the accompanying balance sheets in accordance with ASC 480-10-S99, SEC Materials, and instead is excluded from stockholders’ equity and presented as temporary equity.

See Independent Auditor’s Report

25

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2020 and 2019

On December 2, 2020, the Company entered into a Stock Purchase and Exchange Agreement (the “SPA”) with the following parties: Lena Phoenix, the Company’s founder (the “Selling Stockholder”), and TZP Group Investments, L.P. (“TZP GI”), TZP Group Holdings, L.P. (“TZP GH”), and JKLM Advisors, LLC (“JKLM”) (collectively the “Purchasers”). TZP GI purchased 1,054,196 shares of the Company’s Class A Voting Common Stock from the Selling Stockholder for $3,579,629 in cash, and TZP GH purchased 50,175 shares of the Company’s Class A Voting Common Stock from the Selling Stockholder for $170,373 in cash, representing a per share price of $3.3956 (the “Founder Sale”). The total number of shares of Class A Voting Common Stock sold by the Selling Stockholder to TZP GI and TZP GH is 1,104,371 (the “Secondary Shares”), which leaves the Selling Stockholder with a total of 4,895,629 shares of the Company’s outstanding Class A Voting Common Stock.

Immediately following the Founder Sale, the Company exchanged the Secondary Shares owned by TZP GI and TZP GH for the same number of shares of newly-issued Series A Preferred Stock, par value $0.0001 per share. The Purchasers purchased from the Company additional shares of the Series A Preferred Stock for a per share price of $3.3956 in the following amounts: TZP GI: 220,874; TZP GH: 2,311,814; and JKLM: 44,175 (the “Purchased Shares”). An aggregate cash purchase price of $8,749,996 was paid by the Purchasers to the Company for such stock purchases on the Closing Date. The stock offering costs of $1,735,201 are reflected as contra-equity.

NOTE 4:  SHORT & LONG-TERM BUSINESS LOANS & LINES OF CREDIT

The Company’s outstanding borrowings consisted of the following as of December 31, 2020 and 2019:

Borrowings:	2020	2019
Genlink/La Plata (a)	$1,789,909	$1,486,547
InBank PPP Loan (b)	—	—
JP Morgan Chase Loan (c)	—	2,042,472
JP Morgan Chase Lines of Credit (d)	—	450,441
Total Borrowings:	$1,789,909	$3,979,460

(a) The Company had originally initiated a loan agreement with Genlink Capital for use in purchasing inventory in November 2016. This loan was a $900,000 non-revolving line of credit, with a 14% fixed interest rate, interest payments due monthly, and principal due with an April 2019 maturity date. The Company paid down the entire balance and extinguished this debt with Genlink Capital in September 2018.

In October 2019, the Company initiated a new loan agreement with Genlink Capital for $1,500,000 at 14% interest annually with all interest and payments due in May 2020. In March 2020, this loan was extended until June 30, 2020 due to COVID-19 related issues. In May of 2020, this loan was assigned to La Plata Capital (a Genlink Capital related party).

On June 30, 2020, the loan was modified to increase the loan principal to $1,800,000 and extend the maturity date until August 2021. The interest rate remained at a fixed 14% interest rate; however, the interest payments were now due monthly. Outstanding accrued interest at that time of $141,944 was capitalized to principal balance and cash proceeds of $140,056 were received. An additional $18,000 renewal fee was capitalized to principal balance and will be amortized over the term of the new loan.

See Independent Auditor’s Report

26

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2020 and 2019

On December 2, 2020, the loan was modified again to decrease the interest rate to 11% annually, extend the maturity date to December 2022, release Lena Phoenix and Steven Sashen from their obligations as guarantors, and allow for this loan to have a first lien security interest.

At December 31, 2020 and 2019, the unpaid principal balance was $1,800,000 and $1,500,000, respectively. The balance presented on the balance sheet is net of unamortized loan fees of $10,091 and $13,453, for carrying balances of $1,789,909 and $1,486,547 as of December 31, 2020 and 2019, respectively. Interest expense of $232,333 and $46,947 and amortization of debt discounts of $21,362 and $6,547 was recorded for the years ended December 31, 2020 and 2019, all respectively. Accrued interest payable was $17,200 and $35,583 as of December 31, 2020 and 2019, respectively. There is no minimum interest payment on the revised note. This debt is collateralized by substantially by all assets of the Company and is no longer guaranteed by the Company’s officers as modified on December 2, 2020 and noted above.

(b) The Company applied for and received an SBA $390,415 Paycheck Protection Program loan from InBank on April 21, 2020.  This loan carried an interest rate of 1% a year on any amounts not forgiven.  This loan was forgiven in November 2020 and required no payments and incurred no interest as the Company met the employee retention criteria. The forgiven loan is presented in other income in the consolidated statements of operations and comprehensive income.

(c) On September 6, 2018, the Company entered into an agreement with JPMorgan Chase for a $2,318,300 10-year, SBA, fully amortizing loan to refinance their existing debt and expand their borrowing capacity. The loan had a fixed interest rate of 6.05% and was collateralized by substantially all of the assets of the Company and personally guaranteed by the Company’s officers. This loan requires monthly payment of $25,800. In April 2020, the Company requested and received a 90-day deferment of payments on this loan from the SBA due to COVID economic impacts. Six months of loan payments in 2020 were made by the SBA as prescribed in the CARES Act and debt forgiveness related to such of $94,293 was recognized to other income in the consolidated statement of operations for the year ended December 31, 2020 related to such. This note was repaid in full in 2020. Amortization of debt discount on this note was $53,819 and $6,270 for the years ended December 31, 2020 and 2019, respectively. Accrued interest payable on this note was $0 and $10,772 as of December 31, 2020 and 2019, respectively. The outstanding principal balance at December 31, 2019 of $2,096,291 is presented net of unamortized discounts of $53,819 for a carrying balance of $2,042,472. Interest expense on this note was $63,306 and $131,642 for the years ended December 31, 2020 and 2019, respectively

(d) On September 5, 2018, the Company entered into an agreement with JPMorgan Chase for a line of credit with a $50,000 limit. On July 26, 2019, the Company entered into an agreement with JPMorgan Chase for an additional line of credit for $400,000. Both lines were accessed throughout 2020 and 2019 and fully extinguished in 2020. Interest expense on these lines of credit was $16,478 and $11,218 for the years ended December 31, 2020 and 2019, respectively. The loans required monthly interest payments until maturity, at which time the outstanding principal balance was due. Interest rate were as follows: Prime plus 3% on the $50,000 debt, which was 7.75% at December 31, 2019 and LIBOR plus 5.451% on the $400,000 line of credit, which was 7.36% as of December 31, 2019. Both debts were collateralized by substantially all of the assets of the Company and personally guaranteed by the Company’s officers prior to their extinguishment. The $400,000 debt had an original maturity in April 2020, but had been verbally extended for 90 days due to COVID and was repaid in June 2020. In April 2020, the Company requested and received a 90-day deferment of payments on this loan from the SBA due to COVID economic impacts.

See Independent Auditor’s Report

27

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2020 and 2019

Future minimum principal payments on the Company’s outstanding debts as of December 31, 2020 are as follows:

2021	$–
2022	1,800,000
Total	$1,800,000

NOTE 5:  INCOME TAXES

The provision for income taxes is as follows for the years ended December 31, 2020 and 2019 are as follows:

	2020	2019
Current:
Federal	$362,826	$(24,305)
State	98,066	(17,422)
	460,892	(41,727)
Deferred:
Federal	72,618	25,861
State	18,303	(3,227)
	90,921	22,634
	$551,813	$(19,093)

The Company had a tax receivable of $165,396 and $3,452 as of December 31, 2020 and 2019, respectively

Income taxes are accounted for using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of other assets and liabilities. Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which result in taxable or deductible amounts in the future.

Deferred tax assets and liabilities as of December 31, 2020 and 2019, are as follows:

	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$2,282	$116,683
Charitable contribution carryforward	—	30,619
R&D credit carryforward	—	66,974
Employee stock option	14,144	14,088
Accrued vacation	4,514	—
	20,940	228,364
Deferred tax liabilities:
Property and equipment	(109,405)	(84,773)
Amortization	(2,290)	(2,203)
	(111,695)	(86,976)
Net deferred tax asset (liability) before allowance	(90,755)	141,388
Valuation allowance	—	(141,388)
Net deferred tax asset (liability)	$(90,755)	$—

See Independent Auditor’s Report

28

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2020 and 2019

The following table reconciles the statutory federal income tax rate to actual rates based on net income or loss before income taxes as of December 31, 2020 and 2019, respectively.

	2020	2019
U.S. federal taxes at statutory rate	21%	21%
State income taxes, net of federal tax benefit	3%	2%
Effect of non-U.S. operations	(1%)	0%
Research and development credits	0%	4%
Change in tax rates as a result of the Tax Act	0%	0%
Deferred adjustments	(3%)	(28%)
Other	(4%)	(3%)
Effective income tax rate	16%	(4%)

As of December 31, 2020, and 2019, the Company has a charitable contribution carryover of $0 and $124,175, respectively, as well as research and development and general business credits of $0 and $50,671, respectively. The Company's federal net operating loss carryforward as of December 31, 2020 and 2019 was $0 and $846,014, respectively, which do not expire.

The Company is not presently subject to any income tax audit in any taxing jurisdiction. Tax returns for periods before December 31, 2016 are no longer open for audit.

NOTE 6: LEASE OBLIGATIONS

The Company operates in one leased location for offices in Broomfield, Colorado and two leased warehouse locations in Denver, Colorado. The Company has renewed and expanded its leased space over the past several years to accommodate growth and changing needs.

Location	Lease Start	Lease Term	Lease Status	Lease Incentive

Broomfield	January 1, 2015	38 months	Expired	-
Broomfield	January 1, 2017	36 months	Expired	$50,000 rent allowance
Denver	October 1, 2017	39 months	Active	First three months free
Broomfield	September 1, 2018	60 months	Active	$73,160 leasehold improvement reimbursement
Denver	November, 2019	6 months	Expired	None
Denver	March 23, 2020	18 months	Active	None

Under accounting guidelines, any credits received are amortized over the term of the leases for financial reporting purposes. The monthly payments on the Broomfield space are between $10,602 and $11,956 per month throughout the term of the lease. The monthly payments on the 2017-acquired Denver space are between $9,062 and $10,879 per month throughout the term of the lease. The monthly payments on the 2019-acquired Denver space are between and $6,000 and $9,552 per month throughout the term of the lease.

See Independent Auditor’s Report

29

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2020 and 2019

Future minimum cash payments due under this lease agreement are as follows:

	Base Rent	Estimated Operating Cost	Total Lease Obligations
2021	$314,958	$138,417	$453,375
2022	103,643	37,385	141,028
2023 and beyond	70,721	24,923	95,644
Total	$489,322	$200,725	$690,047

Total rent expense for the years ended December 31, 2020 and 2019 was $379,406 and $239,733, respectively.

NOTE 7: EMPLOYEE STOCK INCENTIVE PLAN

In May 2016, Company implemented a 2016 Employee Stock Incentive Plan (the “Plan”) for employees and reserved 818,181 shares of Class A Voting Common Stock for issuance under the Plan. In May 2016, the Company granted 315,000 fully vested stock options at a strike price of $0.83 per share to its Chief Product Officer. The Company uses the Black-Scholes option-pricing model to estimate the grant date fair value of stock options, which requires the use of assumptions, including the expected term of the option, expected volatility of its stock price, and the risk-free interest rate, among others. These assumptions reflect best estimates, however; they involve inherent uncertainties including market conditions and employee behavior that are generally outside of the Company’s control. Generally, once stock option values are determined, accounting practices do not permit them to be changed, even if the estimates used are different from actual results. All stock-based compensation is expensed when awarded to employees based on the grant date fair value of the awards over the requisite service period, adjusted for forfeitures. As there were no additional stock options granted in the years ended December 31, 2020 and 2019, there was no stock option compensation expense nor unrecognized compensation expense. As of December 31, 2020, there remains 503,181 shares available for issuance under the Plan.

NOTE 8: CONTINGENCIES

The Company may be subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

See Independent Auditor’s Report

30

FEEL THE WORLD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2020 and 2019

NOTE 9: RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842).  This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet.  The ASU 2016-02 will be effective for non-public companies for annual reporting periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted.  A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest period presented in the financial statements. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 10: SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through April 29, 2021, the date the consolidated financial statements were available to be issued. Based on this evaluation, the following material event were identified.

Option Plan

The Company’s Board of Directors amended the stock option plan to reduce the amount of authorized options from 818,181 to 796,424 per the terms of the December 2, 2020 stock purchase and exchange agreement.

Trade Payable

In January 2021, the Company was notified by United Parcel Service Capital Corporation (UPS) that the unsecured cargo finance program will not be continued.

Lease

The Company signed a new five-year lease for 86,200 square feet of warehouse space on April 13, 2021.  This Lease has a start date of September 1, 2021.

See Independent Auditor’s Report

31

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Broomfield, Colorado, on April 29, 2021.

Feel The World, Inc. d.b.a Xero Shoes

/s/ Lena Phoenix
By Lena Phoenix, Chief Financial Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the date indicated.

 /s/ Steven Sashen

Steven Sashen, Chief Executive Officer and Director

Date: April 29, 2021

/s/ Lena Phoenix

Lena Phoenix, Chief Financial Officer and Director

Date: April 29, 2021

/s/ Erin Edwards

Director

Date: April 29, 2021

/s/ Marc Schneider

Director

Date: April 29, 2021

32